UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  September 20, 2011

Communication Intelligence Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-19301	94-2790442
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

275 Shoreline Drive, Suite 500
Redwood Shores, CA 94065
(Address of principal executive offices)

(650) 802-7888
Registrant’s telephone number, including area code

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into Material Definitive Agreement
Item 3.02                      Unregistered Sales of Equity Securities

On September 20, 2011, Communication Intelligence Corporation (the “Company”) entered into a Note and Warrant Purchase Agreement (the “Purchase Agreement”) with Phoenix Banner Holdings, LLC (the “Investor”), an entity affiliated with the Company’s largest stockholder, Phoenix Venture Fund LLC (“Phoenix”).  Under the terms of the Purchase Agreement, the Company issued an unsecured convertible promissory note in the amount of $500,000 (the “Note”) to the Investor.  The Note bears interest at the rate of 10% per annum, and has a maturity date of September 20, 2012.  The Note is also convertible at the option of the Investor into securities sold in the Company’s next equity financing with gross proceeds to the Company in excess of $100,000.  In connection with the issuance of the Note, the Company also issued to the Investor a warrant to purchase 5,555,555 shares of the Company’s Common Stock at an exercise price of $0.0225 per share.  The warrant is exercisable for a period of three years.

The Company intends to use the net proceeds from the transaction for working capital and general corporate purposes.

Transactions With Related Persons

As indicated above, the Investor is an affiliate of Phoenix.  Phoenix has participated in several of the Company’s previous financing transactions.  Philip Sassower and Andrea Goren are the co-managers of SG Phoenix Ventures LLC, which is the Managing Member of Phoenix, and are also the Company’s Chief Executive Officer and Chief Financial Officer, respectively.  Mr. Sassower is Chairman of the Board of Directors, and Mr. Goren is also a member of the Board of Directors of the Company.

The Note and the warrant, and the shares of Common Stock issuable upon conversion or exercise thereof, were offered and sold to the Investor in reliance on the exemptions provided by Section 4 (2) of the Securities Act of 1933, as amended (the"Securities Act"), and Regulation D promulgated under the Securities Act and in reliance on similar exemptions under applicable state laws. Certificates representing such securities contain restrictive legends preventing sale, transfer or disposition unless registered under the Securities Act or pursuant to an exemption thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Communication Intelligence Corporation
September 21, 2011
	By:	/s/ Craig Hutchison

Craig Hutchison
Vice President and Assistant Treasurer

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